EXHIBIT 99.1

Press release issued by Aldila, Inc. on September 17, 2003

ALDILA ANNOUNCES SIGNING OF LETTER OF INTEREST TO
BUY CARBON FIBER TECHNOLOGY, LLC JOINT VENTURE ASSETS

Poway, CA, September 17, 2003 – Aldila, Inc. (NASDAQ:ALDA) announced today that Carbon Fiber Technology LLC (“CFT”), a joint venture limited liability company owned by it and its joint venture partner, has signed a non-binding letter of interest to sell selected assets, including property, plant, equipment, and know-how to an independent third party at a price to be negotiated.  The non-binding letter of interest contains a standstill period until October 20, 2003, and presently anticipates closing before December 31, 2003 if the transaction is consummated.  Aldila also said that the proposed transaction previously announced on June 23, 2003, to sell its 50% interest in CFT to its joint venture partner, is presently on hold.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  They are also necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities & Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular under “Business Risks” in Part I, Item 1, of our Annual Report on Form 10-K for the year ended December 31, 2002, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part I, Item 7, of the Form 10-K.  The forward-looking statements in this press release are particularly subject to the risk that:

•                  the parties will not be able to negotiate definitive binding agreements acceptable to all parties.

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures graphite hockey sticks and blades and provides the assembly operation, and composite prepreg material for its golf shaft business and external sales.

# # #